State of Delaware Secretary of State Division of Corporations Delivered 01:46 PM 12/06/2018 FILED 01:46 PM 12/06/2018 SR 20188004270 - File Number 7182106

CERTIFICATE OF INCORPORATION

OF

FAST LANE HOLDINGS, INC.

(Pursuant to Section 102 of the Delaware General Corporation Law)

1. The name of the corporation is Fast Lane Holdings, Inc. (the "Corporation").

2. The address of its registered office in the State of Delaware is 16192 Coastal Highway, Lewes Delaware, 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

4. The Corporation is to have perpetual existence.

5. The Corporation elects not to be governed by the provisions of Section 203 of the DGCL.

6. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

7. The total number of shares of capital stock which the Corporation shall have authority to issue is: Five Hundred Twenty Million, (520,000,000) shares, of which Five Hundred Million (500,000,000) shares are designated as common stock with a par value of $.001 per share, (the "Common Stock"), and Twenty Million (20,000,000) shares designated as preferred stock, with a par value of $0.001 per share (the "Preferred Stock") of which Five Thousand (5,000) preferred shares are designated as Convertible Series A at $.001 par value.

8. The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by the DGCL upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount, they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

(h) For any class or series of Preferred Stock having issued and outstanding shares, the Board of Directors is duly authorized through resolution adopted by the Board of Directors and by the vote of the majority of the outstanding shares of stock entitled to vote thereon to convert the outstanding preferred shares into the Corporation’s common stock. If any class or series of preferred stock has authorized but unissued shares, the Board of Directors is duly authorized to cancel the class or series.

(i) Any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or of the committee pursuant to Section 141(f) of the DGCL.

The following is a statement of the designations and powers, privileges, and rights, and the qualifications, limitations, or restrictions thereof in respect of each class of capital stock of the Corporation.

Common Stock: Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

9. Special Meetings of Stockholders. Special meetings of the stockholders may be called by the majority of the Board of Directors, the President, Chief Executive Officer or the Secretary of the Corporation and may not be called by any other person.

10. Consent For Actions By Stockholders Taken Without Meeting. Any action required or permitted to be taken at a special meeting of the stockholders may be taken without a meeting and without notice given if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power pursuant to Section 228 of the DGCL.

11. Rights of Shareholders. No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Preferred Stock: Convertible Series A

12. Dividends. Dividends may be declared and paid on the Series A Convertible Preferred Shares from funds legally available therefor as and when determined by the Board of Directors. The Series shall, with respect to the payment of dividends, rank pari passu with the Common Stock.

13. Liquidation Preference. None.

14. Voting. Holders of the Series A Convertible Preferred Stock shall have no voting rights other than to vote thereon to convert their shares pursuant to Article 15 or Article 17.

15. Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

Right to Convert. Each holder of Series A Convertible Preferred Stock of the Corporation shall be entitled to convert the shares of Series A Convertible Preferred Stock held by such holder, at such holder's option, at any time with the Board of Director approval in the manner specified in the Paragraph below, Mechanics of Conversion into that number of fully-paid and non-assessable shares of the Corporation's Common Stock determined as follows: Each share of Series A Convertible Preferred Stock so surrendered for conversion shall be converted into one (1) share of Common Stock.

Mechanics of Conversion. In order to convert Series A Convertible Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, by either overnight courier or 2-day courier, or in person to the office of the Corporation or of any transfer agent for its Common Stock, and shall give concurrent written notice to the Corporation at such office that he elects to convert the same, the number of shares of Series A Convertible Preferred Stock to be converted and the notice sent to the Corporation's principal offices via facsimile; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series A Convertible Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to evidence such loss and to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The Corporation shall deliver as soon as reasonably practicable after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Series A Convertible Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date set forth in such notice of conversion provided that delivery and advance facsimile notice is made as provided above and that the original shares of Series A Convertible Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series A Convertible Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the Conversion Date, the notice of conversion shall be deemed null and void.

16. Restrictions. Any sale, transfer, exchange, distribution or other conveyance whether with or without consideration, the “Transfer”) may only be conducted with Thirty (30) days prior notice and the consent of all Holders of the Convertible Series A Preferred Stock, which consent may be withheld for any and all reasons. Any Transfer conducted without the consent of all Holders of the Series A Preferred Stock, will result in a conversion at a rate of One (1) share of Convertible Series A Preferred Stock equaling One (1) share of Common Stock.

17. Amendment. The designations and powers, privileges, and rights, and the qualifications, limitations, or restrictions of the Convertible Series A may be amended by vote of the Board of Directors of the Company and the holders of the majority of the outstanding shares of Convertible Series A Preferred Stock.

18. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred, the Corporation will take such corporate action as may, in the opinion of its board of directors, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

19. Bylaw Provisions. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

20. Indemnification. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Neither any amendment to or repeal of this Article 20, nor the adoption of any provision hereof inconsistent with this Article 20, shall adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to or at the time of such amendment.

21. The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

22. The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

23. The name and mailing address of the incorporator is Paul Moody, 780 Reservoir Avenue, #123 Cranston, RI 02910

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 5th day of December 2018.

BY: /s/ Paul Moody

 (Incorporator)

NAME: Paul Moody